UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2014

ZAIS FINANCIAL CORP.
(Exact name of registrant as specified in its charter)
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Maryland	001-35808	90-0729143
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Bridge Avenue, Suite 322	07701-1106
Red Bank, NJ
(Address of principal executive offices)	(Zip Code)
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Registrant’s telephone number, including area code: (732) 978-7518

n/a
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On August 14, 2014, ZFC Funding, Inc. (“ZFI”), an indirect subsidiary of ZAIS Financial Corp. (the “Company”), entered into a master repurchase agreement with Credit Suisse First Boston Mortgage Capital LLC (“Credit Suisse”), pursuant to which ZFI may sell, and later repurchase, a trust certificate representing ownership interests in a trust holding residential mortgage loans (the “Trust Certificate”) in aggregate principal amount of up to $100 million, of which the entire $100 million is committed (the “Loan Repo Facility”). The Loan Repo Facility will be used to fund purchases of residential mortgage loans. The Loan Repo Facility is committed for a period of 364 days and the obligations of ZFI are fully guaranteed by the Company.

The principal amount paid by Credit Suisse for the Trust Certificate is based on a percentage of the lesser of the market value, unpaid principal balance or the acquisition price of such mortgage loans backing the Trust Certificate. Upon ZFI’s repurchase of the Trust Certificate sold to Credit Suisse under the Loan Repo Facility, ZFI is required to repay Credit Suisse a repurchase amount based on the purchase price plus accrued interest. ZFI is also required to pay Credit Suisse a commitment fee for the Loan Repo Facility, as well as certain other administrative costs and expenses in connection with Credit Suisse’s structuring, management and ongoing administration of the Loan Repo Facility.

The Loan Repo Facility contains margin call provisions that provide Credit Suisse with certain rights in the event of a decline in the market value of the mortgage loans backing the purchased Trust Certificate. Under these provisions, Credit Suisse may require ZFI to transfer cash sufficient to eliminate any margin deficit resulting from such a decline.

The Loan Repo Facility requires the Company to maintain various financial and other covenants, which include (i) maintaining liquidity of not less than 3% of the Company’s tangible net worth, provided that no more than 25% of the Company's liquidity requirement may be comprised of unencumbered agency securities, (ii) avoiding declines in the Company's tangible net worth of more than 35% in any calendar year or more than 25% during any calendar quarter, (iii) maintaining a maximum ratio of indebtedness to tangible net worth of 4:1, in which the maximum shall increase to 6:1 upon the Company’s investment portfolio becoming 75% or more allocated to prime mortgage loans and (iv) achieving profitability for at least one of the previous two consecutive fiscal quarters, as of the end of each fiscal quarter.

In addition, the Loan Repo Facility contains events of default (subject to certain materiality thresholds and, in certain cases, grace periods), including payment defaults, breaches of covenants and/or certain representations and warranties, cross-defaults, guarantor defaults, material adverse changes, bankruptcy or insolvency proceedings and other events of default customary for this type of transaction. The remedies for such events of default are also customary for this type of transaction and include the acceleration of the principal amount outstanding under the Loan Repo Facility and the liquidation by Credit Suisse of the Trust Certificate and the related mortgage loans then subject to the Loan Repo Facility.

The foregoing description of the Loan Repo Facility and the related guaranty by the Company do not purport to be complete and are qualified in their entirety by reference to the full text of the master repurchase agreement and related guaranty, which have been filed with this Current Report on Form 8-K as Exhibits 10.1 and 10.2, respectively.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this report is incorporated herein by reference

Item 9.01 Financial Statements and Exhibits.

     (d) Exhibits.

10.1	Master Repurchase Agreement, dated as of August 14, 2014, by and among Credit Suisse First Boston Mortgage Capital LLC, ZFC Funding, Inc., U.S. Bank National Association, not in its individual capacity but solely as trustee for ZFC Funding Pass-Through Trust I, as pass-through trust, and ZAIS Financial Corp.

10.2	Guaranty, dated as of August 14, 2014, by ZAIS Financial Corp. in favor of Credit Suisse First Boston Mortgage Capital LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZAIS FINANCIAL CORP.

August 14, 2014	By:	/s/ Michael Szymanski
		Name:	Michael Szymanski
		Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Master Repurchase Agreement, dated as of August 14, 2014, by and among Credit Suisse First Boston Mortgage Capital LLC, ZFC Funding, Inc., U.S. Bank National Association, not in its individual capacity but solely as trustee for ZFC Funding Pass-Through Trust I, as pass-through trust, and ZAIS Financial Corp.

10.2	Guaranty, dated as of August 14, 2014, by ZAIS Financial Corp. in favor of Credit Suisse First Boston Mortgage Capital LLC